[Form of Lock-Up]

May 16, 2007

CRT Capital Group LLC
262 Harbor Drive
Stamford, Connecticut 06902
Attn: Charles Severs

Ladies and Gentlemen:

The undersigned understands that CRT Capital Group LLC (the “Placement Agent”) proposes to enter into a Placement Agent Agreement (the “Placement Agent Agreement”) with Jingwei International Investments Limited (the “Company”) providing for a private placement offering (the “Offering”) by the Placement Agents, of Units consisting of (i) one (1) share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) three-tenths of one warrant to acquire one share of the Common Stock, subject to adjustment, at an exercise price of $6.00 per share.

To induce the Placement Agent to enter into the Placement Agent Agreement and to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of the Placement Agent, it will not, during the period commencing on the date hereof and ending on the three hundred sixtieth (360th) day following the date on which the registration statement required by the Registration Rights Agreement (as defined in the Placement Agent Agreement) becomes effective (the “Lock-Up Period”), (1) offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or request or demand the filing of any registration statement with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether any such swap or transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Notwithstanding the previous sentence, the undersigned may transfer an unlimited number of shares of such Common Stock for estate or tax planning purposes; provided, that prior to making any such transfer, the undersigned shall have delivered a written instrument to the Placement Agent in which the transferee agrees to be bound by the restrictions contained in this agreement with respect to the Common Stock being transferred.

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Very truly yours,

Name:
Address: